EXHIBIT 17.1

RESIGNATION OF TONY FRUDAKIS

        I, Tony Frudakis, effective this 7th day of February, 2005, hereby resign as President and Director of Sun City Industries, Inc., a Delaware corporation.

BY: /S/ Tony Frudakis —————————————— DR. Tony Frudakis